Exhibit 99

Retractable Technologies, Inc. Not Impacted by FDA Safety Communication

LITTLE ELM, TEXAS, December 1, 2023 — Retractable Technologies, Inc. (NYSE American: RVP) reports that the FDA Safety Communication “Evaluating Plastic Syringes Made in China for Potential Device Failures” on November 30, 2023 does not refer to syringes from Retractable Technologies Inc. The FDA identified quality issues related to “leaks, breakage, and other problems after manufacturers made changes to the syringe dimensions.” Retractable Technologies has not incorporated any recent changes to the dimensions of the syringe barrel on its gold-standard VanishPoint Safety Syringe. VanishPoint users can continue to be confident not only in VanishPoint’s ability to deliver the correct dose of medication, but also in its ability to protect users from needlesticks better than any other safety syringe.

If you have any questions or concerns about the FDA Safety Communication, please do not hesitate to contact us.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer